Exhibit 99.1

Contact:Brett D. Heffes

763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION ANNOUNCES YEAR END RESULTS

Minneapolis, MN (February 26, 2018)    Winmark Corporation (Nasdaq: WINA) announced today net income for the year ended December 30, 2017 of $24,565,100 or $5.66 per share diluted compared to net income of $22,217,600 or $5.13 per share diluted in 2016.   The fourth quarter 2017 net income was $7,656,500 or $1.86 per share diluted, compared to net income of $6,166,200 or $1.41 per share diluted, for the same period last year. Revenues for the year ended December 30, 2017 were $69,745,900, up from $66,580,300 in 2016. As a result of the recently enacted Tax Cut and Jobs Act, the Company recognized a one-time, non-cash, tax benefit of approximately $1.5 million or $0.36 per share in the fourth quarter related to the remeasurement of its deferred tax assets and liabilities from the reduction in U.S. federal corporate income tax rates.

“Throughout the year, we experienced steady growth in royalties as our franchisees continued to perform well,” noted Brett Heffes, Chief Executive Officer. “We have continued to invest in Winmark Franchise Partners since its launch earlier last year, and I am excited by the long-term opportunities for this business.”

Winmark Corporation creates, supports and finances business.  At December 30, 2017, there were 1,211 franchises in operation under the brands Plato’s Closet®, Once Upon A Child®, Play It Again Sports®, Style Encore® and Music Go Round®.  An additional 62 retail franchises have been awarded but are not open.  In addition, at December 30, 2017, the Company had a lease portfolio of  $41.3 million.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to future events or the future financial performance of the Company.  Such forward-looking statements are only predictions or statements of intention subject to risks and uncertainties and actual events or results could differ materially from those anticipated.  Because actual result may differ, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements.

WINMARK CORPORATION

CONDENSED BALANCE SHEETS

(unaudited)

	December 30, 2017	December 31, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$1,073,200	$1,252,900
Marketable securities	—	199,900
Receivables, net	1,796,000	1,479,200
Restricted cash	90,000	40,000
Net investment in leases - current	15,332,300	17,004,800
Income tax receivable	2,161,800	1,678,800
Inventories	97,100	87,500
Prepaid expenses	814,800	1,050,700
Total current assets	21,365,200	22,793,800

Net investment in leases – long-term	25,945,300	24,410,700
Property and equipment, net	486,800	769,600
Goodwill	607,500	607,500
	$48,404,800	$48,581,600

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Notes payable, net	$3,236,100	$1,990,000
Accounts payable	2,073,000	1,692,000
Accrued liabilities	1,837,300	1,811,100
Discounted lease rentals	570,800	—
Deferred revenue	1,736,200	1,864,700
Total current liabilities	9,453,400	7,357,800

Long-Term Liabilities:
Line of credit	35,400,000	23,400,000
Notes payable, net	28,841,000	19,926,500
Discounted lease rentals	1,121,600	—
Deferred revenue	1,465,500	1,423,800
Other liabilities	845,000	993,600
Deferred income taxes	1,956,500	3,331,900
Total long-term liabilities	69,629,600	49,075,800

Shareholders’ Equity (Deficit):
Common stock, no par, 10,000,000 shares authorized, 3,843,078 and 4,165,769 shares issued and outstanding	1,476,200	2,976,100
Accumulated other comprehensive income (loss)	—	(9,900)
Retained earnings (accumulated deficit)	(32,154,400)	(10,818,200)

Total shareholders’ equity (deficit)	(30,678,200)	(7,852,000)
	$48,404,800	$48,581,600

Winmark Corporation

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Quarter Ended		Fiscal Year Ended
	December 30, 2017	December 31, 2016	December 30, 2017	December 31, 2016
REVENUE:
Royalties	$11,778,400	$11,854,100	$45,643,500	$43,994,900
Leasing income	4,748,200	4,444,600	18,470,200	17,283,600
Merchandise sales	513,700	334,500	2,572,200	2,216,900
Franchise fees	267,200	257,000	1,529,700	1,624,800
Other	497,200	475,700	1,530,300	1,460,100
Total revenue	17,804,700	17,365,900	69,745,900	66,580,300
COST OF MERCHANDISE SOLD	490,200	316,600	2,432,600	2,101,400
LEASING EXPENSE	545,100	313,400	3,269,100	2,323,800
PROVISION FOR CREDIT LOSSES	35,200	70,500	9,000	18,500
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	6,071,200	6,164,100	25,250,600	23,835,600
Income from operations	10,663,000	10,501,300	38,784,600	38,301,000
INTEREST EXPENSE	(807,100)	(556,000)	(2,366,400)	(2,342,800)
INTEREST AND OTHER INCOME (EXPENSE)	(17,000)	(4,900)	12,900	(12,200)
Income before income taxes	9,838,900	9,940,400	36,431,100	35,946,000
PROVISION FOR INCOME TAXES	(2,182,400)	(3,774,200)	(11,866,000)	(13,728,400)
NET INCOME	$7,656,500	$6,166,200	$24,565,100	$22,217,600
EARNINGS PER SHARE – BASIC	$2.00	$1.49	$6.06	$5.39
EARNINGS PER SHARE – DILUTED	$1.86	$1.41	$5.66	$5.13
WEIGHTED AVERAGE SHARES OUTSTANDING – BASIC	3,830,396	4,148,021	4,056,049	4,122,854
WEIGHTED AVERAGE SHARES OUTSTANDING – DILUTED	4,111,229	4,359,170	4,339,944	4,330,490